Exhibit 99.1

COMBINED CODINA GROUP
COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2005
and
MARCH 31, 2006 (unaudited)

Independent Auditors’ Report
The Board of Directors and Shareholders
Florida East Coast Industries, Inc:
We have audited the accompanying combined balance sheet of Combined Codina Group (as defined in note 1) as of December 31, 2005, and the related combined statement of operations and changes in owner’s equity, and cash flows for the year then ended. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audit.
We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Combined Codina Group (as defined in note 1) as of December 31, 2005 and the results of their operations and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.
As further described in notes 1 and 7, the Company was acquired by Florida East Coast Industries, Inc. on April 27, 2006. As a result of the closing, certain indebtedness of the Company was re-paid prior to its scheduled maturity.
/s/ KPMG LLP
Jacksonville, Florida
July 10, 2006
Certified Public Accountants

COMBINED CODINA GROUP (Note 1)
Combined Balance Sheets
As of December 31, 2005
and
March 31, 2006

	12/31/2005	03/31/2006
		(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$3,770,493	$3,778,525
Restricted cash	2,520,780	2,334,824
Accounts receivable, net	7,761,732	9,182,466
Deferred income taxes (Note 8)	552,004	1,013,051
Prepaid expenses	108,795	138,966

Total current assets	14,713,804	16,447,832

Properties under development (Note 5)	145,703,337	144,453,207
Property and equipment, net (Note 4)	985,109	751,358
Goodwill	605,985	605,985
Investments in joint ventures	7,964,053	7,765,160
Other assets	307,976	199,897

TOTAL ASSETS	$170,280,264	$170,223,439

LIABILITIES
Current Liabilities:
Accounts payable and accrued expenses	$9,044,016	$14,648,426
Short-term debt (Note 7)	4,700,000	4,700,000
Accrued interest	—	2,035

Total current liabilities	13,744,016	19,350,461

Deferred income taxes (Note 8)	82,800	84,541
Long term debt, net of current portion (Note 7)	60,945,891	61,273,674
Other long term liabilities	24,917,537	24,870,371

Total Liabilities	99,690,244	105,579,047

Minority interest	4,165,611	4,299,651

OWNER’S EQUITY	66,424,409	60,344,741

LIABILITIES & OWNER’S EQUITY	$170,280,264	$170,223,439

See accompanying notes to combined financial statements.

COMBINED CODINA GROUP (Note 1)
Combined Statements of Operations
And Changes in Owner’s Equity
For the Year Ended December 31, 2005
and
Three Months Ended March 31, 2006

	12/31/2005	03/31/2006
		(unaudited)
Revenues	$86,386,114	$25,179,601
Cost of revenues	(74,599,767)	(20,604,009)

	11,786,347	4,575,592

General and administrative expenses	(10,796,577)	(1,680,314)

	989,770	2,895,278

Other income (expense):
Interest expense	(2,010,635)	(713,385)
Interest income	—	2,780
Gain on investment	59,000,000	—
Equity income (loss) from joint venture	1,919,222	(218,054)
Other, net	(71,299)	(6,636)

	59,827,058	1,959,983

Income tax (expense) benefit (Note 8)	(1,976,539)	409,519

Net Income	$57,850,519	$2,369,502

Beginning Owner’s Equity	$7,671,742	$66,424,409

Net Income	57,850,519	2,369,502

Contributions from Owner	35,320,211	4,248,607

Distributions to Owner	(25,018,063)	(12,697,777)

Redemption of Equity Interest	(9,400,000)	—

Ending Owner’s Equity	$66,424,409	$60,344,741

See accompanying notes to combined financial statements.

COMBINED CODINA GROUP (Note 1)
COMBINED STATEMENTS OF CASH FLOWS
For the Year Ended December 31, 2005
and
Three Months Ended March 31, 2006

	Year	Three Months
	Ended	Ended
	12/31/05	03/31/06
		(unaudited)
Cash Flows from Operating Activities
Net income	$57,850,519	$2,369,502
Adjustments to reconcile net income to cash (used in) provided by operating activities:
Depreciation and amortization	1,274,621	233,750
Gain on investment	(59,000,000)	—
Gain on disposition of properties	(2,786,256)	(4,608,517)
Deferred income taxes	1,758,704	(459,306)
Equity in earnings of joint ventures	(1,919,222)	218,054
Changes in operating assets and liabilities:
Accounts receivable	6,805,594	(1,420,734)
Prepaid expenses	(108,795)	(30,171)
Other assets and deferred charges	43,524	108,079
Accounts payable	(8,218,695)	5,604,410
Other liabilities	90,360	282,652

Net cash (used in) provided by operating activities	(4,209,646)	2,297,719

Cash Flows from Investing Activities
Purchases of properties under development	(65,054,307)	(4,141,352)
Change in restricted cash	(2,520,780)	185,956
Investment in joint ventures	(453,824)	(19,161)
Proceeds from disposition of properties	19,817,716	10,000,000

Net cash (used in) provided by investing activities	(48,211,195)	6,025,443

Cash Flows from Financing Activities
Distribution to owner	(25,018,063)	(12,697,777)
Contributions from owner	35,320,211	4,248,607
Borrowings of long-term debt	56,245,891	—
Payment of long-term debt	(4,797,767)	—
Payment of shareholder notes	(4,000,000)	—
Investment by / (distribution to) minority interest	(4,250,373)	134,040

Net cash provided by (used in) financing activities	53,499,899	(8,315,130)

Net Increase in Cash and Cash Equivalents	1,079,058	8,032
Cash and Cash Equivalents at Beginning of Period	2,691,435	3,770,493

Cash and Cash Equivalents at End of Period	$3,770,493	$3,778,525

Non-Cash Disclosures
Redemption of equity interest for note payable	$9,400,000	$—

Environmental liability acquired with land purchase	$24,200,000	$—

Land received as gain on investment	$59,000,000	$—

Supplemental Disclosure of Cash Flow Information
Cash paid for income taxes	$—	$217,835

Cash paid for interest	$1,985,335	$597,495

See accompanying notes to consolidated financial statements.

COMBINED CODINA GROUP
Notes to Combined Financial Statements
For the Year Ended December 31, 2005 and Three Months Ended March 31, 2006 (unaudited)
Note 1. Nature of Operations
Combined Codina Group (“the Company”) includes Codina Group, Inc. and subsidiaries (CGI), which is engaged in the development, construction, management, consulting, leasing and property and facility management of commercial real estate projects all of which are located in South Florida. Combined Codina Group also includes certain directly or indirectly owned (i.e., joint ventures) real estate developments, with projected industrial, office, retail and residential uses.
On January 6, 2006, Codina Group, Inc. announced that Codina Group, Inc. and certain related property interests held directly and indirectly by Mr. Armando Codina had entered into various agreements to be acquired by Florida East Coast Industries, Inc.
Note 2. Summary of Significant Accounting Policies
Principles of Combination: The combined financial statements include the accounts of Codina Group, Inc. its wholly owned subsidiaries and certain real property interests as follows:
Codina Group, Inc.:
*	Codina Development Corp.

*	Codina Construction Corp.

*	Codina Real Estate Services Oncor International, Inc.

*	Codina Real Estate Management, Inc.

*	Codina Consulting, Inc.

*	C&S Real Estate Development Corp.
Real Property Interests: (See Note 11, Subsequent Events, to the Financial Statements)
*	100% Owned
*	Beacon Countyline (Beacon Countyline, LLC and BN Expansion, LLC) — 497 acres in Hialeah; future plans are for the creation of a large industrial and office park. The Beacon Countyline entities were 100% owned by Mr. Codina at December 31, 2005.

*	Beacon Commons (Atlas Property II, LLC) — 117 acres (at December 31, 2005) in Doral, future site of a retail, office and residential development. The Beacon Commons entity was 100% owned by Mr. Codina at December 31, 2005.

*	Gables Office Building (Sevilla Building, Ltd., Sevilla Building, Inc.) — a 45,000 sq. ft. office building to be developed in Coral Gables during 2006. The Gables Office Building entities were 100% owned by Mr. Codina at December 31, 2005.

*	Red Road Commons (Codina Residential, Inc., Codina Residential, Ltd., Codina/Fairfield I, LLC) — a proposed 50% interest in a venture with an affiliate of Fairfield Properties, Inc. to build 407-unit residential apartments on land to be leased in South Miami. The Red Road Commons entities were 100% owned by Mr. Codina at December 31, 2005.

*	Burger King (C/CM Lejeune, Ltd., C/CM Lejeune, Inc.) — a proposed 30% interest in a venture with an affiliate of JPMorgan to acquire land and construct a 15-story, 250,000 sq. ft. building for Burger King’s corporate headquarters. The Burger King project was 100% owned by Mr. Codina at December 31, 2005.
*	Joint Ventures (See Note 12, Joint Venture Financial Information)
*	Beacon Lakes (AMB Codina Beacon Lakes, LLC, Beacon Village, LLC) — 21.2% interest in a venture with AMB Properties that owns a 432-acre industrial park, including three industrial buildings and entitlements for an additional 6.2 million sq. ft. in West Dade. The Beacon Lakes development includes a warehouse condominium project on 57-acres within the development. This project (Beacon Village, LLC) is owned 50% by a Mr. Codina controlled entity and 50% by AMB Properties. The Beacon Lakes joint venture entities are accounted for using the equity method.

*	Beacon City Center (Codina Doral, Ltd., CM Doral Development, LLC) — a venture with an affiliate of JPMorgan that holds an exclusive option to acquire and redevelop a 77-acre property in Doral into a mixed-use development with residential, office and retail components. The Company owned 50.1% and accounts for this entity as a consolidated entity with the 49.9% interest included as minority interest.
All significant inter-company transactions and balances have been eliminated in the combination.
Revenue and Cost Recognition — Construction Contracts: The Company recognized revenue on the percentage-of -completion contract method by multiplying a percentage (costs incurred to date divided by total estimated costs) by estimated total contract profit (contract price of job minus total estimated costs) otherwise known as the cost-to-cost method.
Contract costs include all direct materials and labor costs and those indirect costs related to contract performance, including indirect labor. Provisions for estimated losses are made in the period in which such losses are determined. Changes in job performance, job conditions and estimated profitability may result in revisions to costs and income, which are recognized in the period in which the revisions are determined. Changes in estimated job profitability resulting from job performance, job conditions, contract penalty provisions, claims, change orders and settlements are accounted for as changes in estimates in the current period.
Brokerage Fees and Commissions: Brokerage fee income on real estate sales is recognized at the date of closing. Leasing brokerage fees are generally earned as follows: 50 percent upon execution of the lease agreement and 50 percent when the tenant occupies the leased space. The related broker commissions owed on the fees earned are recognized as payable when the fee income is recognized.
Realty Sales: Revenue is recognized upon closing of sales contracts for sale of land or upon settlement of legal proceedings such as condemnations in accordance with Statement of Financial Accounting Standards No. 66, Accounting for Sales of Real Estate (SFAS 66).
Gain on Investment: During 2005, an entity owned by Mr. Codina had its non-controlling interest in a joint venture redeemed in exchange for undeveloped land. The fair value of the land received in the redemption was $59 million, and is reflected in the statement of operations as a gain on investment.
Management’s Use of Estimates: Management uses estimates and assumptions in preparing these financial statements in accordance with U.S. generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets (particularly properties under development and goodwill) and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses such as percentage-of-completion contract method used for construction contract revenues. Actual results could vary from the estimates that were used.
Cash Equivalents: For purposes of the statement of cash flows, the Company considers all short-term investments with maturity of three months or less to be cash equivalents. The Company pools all CGI subsidiaries and divisions’ operating cash into one bank account for investment purposes.
Accounts Receivable: Receivables are recorded when invoices are issued and are presented in the balance sheet net of the allowance for doubtful accounts. Receivables are written off when they are determined to be un-collectible. The allowance for doubtful accounts ($150,000 at December 31, 2005) is estimated based on the Company’s historical losses and the financial stability of its customers.
Property Under Development: Costs that clearly relate to land development projects are capitalized. Costs are allocated to project components by the specific identification method whenever possible. Interest, property taxes and certain other project costs are capitalized while development is in progress.
The combined Company periodically assesses whether there has been a permanent impairment of its long-lived assets in accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144). There were no impairments during the year ended December 31, 2005.
Depreciation: Depreciation is provided using the straight-line method over the useful lives of the equipment, furniture, fixtures and leasehold improvements, generally five or seven years.

Goodwill: Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible value of assets acquired. Under the guidance of Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets (SFAS 142), the Company reviews the recoverability of goodwill on an annual basis. The measurement of possible impairment is based primarily on the ability to recover the balance of the goodwill from expected future operating cash flows on an undiscounted basis. In management’s opinion, no impairment existed at December 31, 2005.
Warranty Reserves: The Company provides a warranty for costs arising from construction defects on completed construction projects. Generally, the warranty covers a twelve-month period subsequent to completion of the building. In estimating its future warranty obligations, the Company considers various relevant factors, including the Company’s stated warranty policies and practices, the historical frequency of claims and the cost to repair the product under warranty. At December 31, 2005 the Company had a warranty reserve of $825,000.
Environmental Liabilities: The Beacon Countyline project consists of 497 acres of vacant land in Hialeah, Florida. Approximately 400 acres of the site were previously operated as a permitted construction and demolition debris disposal facility. While certain portions of the site have been closed in accordance with applicable regulations, a significant portion of the site still needs to be closed in accordance with regulations of Miami-Dade Department of Environmental Resources Management. The closure activities consist primarily of clearing, compaction and providing a cover for the landfill.
The expected costs of closure have been evaluated by consulting environmental and geotechnical engineering firms. The expected cost of $24.2 million is included in other long-term liabilities.
Income Taxes: The combined financial statements reflect the tax effects related to Codina Group, Inc. and subsidiaries. Provisions for and benefits from income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax basis of assets and liabilities and their reported amounts in the combined financial statements. The tax effect for income and expense related to the real property interests are the obligation of the shareholder of those entities, which are held in pass-through entities, and therefore no income tax provision, asset, liability or benefit has been established relative to such interests.
Note 3. Cash and Credit Risk Concentrations
Financial instruments, which potentially subject the Company to concentrations of credit risk, are primarily cash and accounts receivables, and contract, brokerage and development fee receivables. The Company’s revenues are primarily from commercial developments within the South Florida area. Credit risk with respect to accounts receivable is minimized because amounts owed are from customers with high credit quality and/or are participating in a joint venture. Short-term cash investments are placed with high credit quality financial institutions.
Restricted cash primarily consists of escrowed funds ($2,520,780) for interest and title coverage on debt at the Beacon Countyline project at December 31, 2005.
Note 4. Property and Equipment
Property and equipment consists of the following at December 31, 2005:

		Accumulated
	Cost	Depreciation	Net
Leasehold improvements	$1,802,447	$(1,107,846)	$694,601
Computer equipment and software	2,290,850	(2,138,539)	152,311
Furniture and fixtures	807,230	(669,913)	137,317
Other	3,519	(2,639)	880

	$4,904,046	$(3,918,937)	$985,109

Property and equipment consists of the following at March 31, 2006 (unaudited):

		Accumulated
	Cost	Depreciation	Net
Leasehold improvements	$1,802,447	$(1,268,111)	$534,336
Computer equipment and software	2,290,850	(2,189,353)	101,497
Furniture and fixtures	807,230	(692,303)	114,927
Other	3,519	(2,921)	598

	$4,904,046	$(4,152,688)	$751,358

In May 2005, the Company determined the useful life of leasehold improvements to be twenty (20) months coinciding with the expected move to a new headquarters building. This change increased depreciation by approximately $18,000 per month.
Note 5. Properties under Development
Properties under development consist of the cost of land and pre-development costs related to certain real estate projects or interests as follows:

	12/31/2005	03/31/2006
		(unaudited)
Beacon Countyline	$80,139,804	$80,532,951
Red Road Commons	720,447	733,951
Burger King Headquarters	708,493	1,634,524
Beacon City Center	4,667,231	5,284,397
Beacon Commons	59,000,000	53,957,266
Sevilla Building	467,362	2,310,118

	$145,703,337	$144,453,207

Management evaluates the net realizable value of each project. If a project were to be abandoned, all related pre-development costs would be written-off as operating expenses. See Note 11, Subsequent Events, to the Financial Statements for the status of certain joint ventures.
Note 6. Related Party Transactions
The Company provides construction and real estate management and brokerage services to the several real estate partnerships or entities in which the Company’s shareholder has a financial interest. At December 31, 2005 and March 31, 2006, the Company’s related party real property interests had construction contracts in progress with total contract amounts in the aggregate of $29,786,268 and $35,102,780 (unaudited), respectively. Total construction costs incurred to date including estimated earnings on those projects were $25,608,705 and $24,498,239 (unaudited), respectively, at December 31, 2005 and March 31, 2006. During the year ended December 31, 2005 and three months ended March 31, 2006, 44% and 32%, respectively, of the Company’s construction contract revenue were derived from related entities.
The following amounts related to these activities have been eliminated from the accompanying combined financial statements:

	12/31/2005	03/31/2006
		(unaudited)
Receivables	$728,350	$1,431,824

Construction revenues	$5,003,667	$2,068,904

Management and development fees	$3,717,354	$170,446

Brokerage commissions, net	$79,106	$-0-

Note 7. Debt and Other Commitments
Construction, land and other financing obligations consist of the following:

	12/31/2005	03/31/2006
		(unaudited)
Other Borrowings:
St. Joe Note Payable
• $9,400,000 term note payable to St. Joe Corporation, 5%, outstanding principal payable one-half in December 2006 and one-half in December 2007. Interest paid quarterly in arrears. This note was paid in full in April 2006.	$9,400,000	$9,400,000
Beacon Countyline
• $30,160,000 note payable to Ocean Bank, Prime plus 0.5%, outstanding principal payable at maturity (June 2006). Interest paid monthly. Maturity date can automatically be extended at the Company’s option for up to two years upon meeting certain conditions. This note was paid in full in May 2006.	30,160,000	30,160,000
BN Expansion (Included in Beacon County Line Project)
• $7,400,000 note payable to Ocean Bank, Prime plus 0.5%, outstanding principal and interest payable at maturity (August 2006). Maturity date can automatically be extended at the Company’s option for up to two years upon meeting certain conditions. This note was paid in full in April 2006.	7,400,000	7,400,000
Beacon Commons
• $38,500,000 note payable to Bank United, FSB, LIBOR plus 2.75%, outstanding principal payable at maturity (June 2008). Interest paid monthly. This note was paid in full in April 2006.	17,689,638	18,008,300
Beacon City Center
• $2,000,000 note payable to Doral JV Acquisition Company, 4.0%, outstanding principal payable with interest on 12/31/11.	996,253	1,005,374
Burger King
• $3,500,000 note payable to Commingled Pension Trust Fund of JPMorgan Chase Bank, N.A., 7.5%, outstanding principal payable with interest on or before 01/31/07. This note was cancelled in June 2006.	- 0 -	- 0 -

	$65,645,891	$65,973,674

Scheduled annual maturities of long-term debt at December 31, 2005 and March 31, 2006 and the related interest are as follows:

	12/31/2005	03/31/2006
		(unaudited)
2006	$4,700,000	$4,700,000
2007	4,700,000	4,700,000
2008	55,249,638	55,568,300
2009	—	—
2010 & Thereafter	996,253	1,005,374

Total Debt Principal Obligation	65,645,891	65,973,674
Amount representing interest	5,494,570	4,555,075

Total Debt Obligation	$71,140,461	$70,528,749

At December 31, 2005 and March 31, 2006, the Company estimates the face value of its debt to approximate the fair market value of the notes.
As a result of the Company sale to Florida East Coast Industries, Inc., certain debt was redeemed prior to its scheduled maturity. Had the Company not completed the sale, the Company had the intent and ability to repay its debts at their scheduled maturity plus available extensions.

Future minimum lease payments on the Company’s operating lease agreements are as follows:

	12/31/2005	03/31/2006
		(unaudited)
2006	$1,646,378	$1,240,540
2007	$1,640,633	$1,675,885
2008	$447,330	$482,582
2009	$438,470	$441,408
2010 & Thereafter	$33,337,548	$33,337,548
The Company is constructing the Gables Office Building on land leased for a term of 99 years with an annual lease rate of $350,000. The Company has an option to purchase the land during the period of September 1, 2006 to March 31, 2007. The purchase consideration for the land is a bank branch to be constructed in the Gable Office Building. The Company intends to exercise the purchase option for the land by transferring title to the bank branch once the Gables Office Building is completed.
Construction commitments at December 31, 2005 consisted of 13 construction projects with total contract values of $67.5 million. At December 31, 2005, $40.4 million of these construction costs had been incurred and billed.
Note 8. Income Taxes
The following table reconciles pre-tax income per the combined statements of operations to pre-tax income used in the income tax provision:

		Three Months
	Year Ended	Ended
	12/31/2005	03/31/2006
		(unaudited)
Combined pre-tax income:	$59,827,058	$1,959,983

Inter-company taxable income	3,916,192	258,224
Taxable income on pass through entities distributed outside the combination	(58,587,525)	(3,292,176)

Codina Group, Inc. pre-tax income (loss)	$5,155,725	$(1,073,969)

Provision for income taxes for the year ended 2005 and the three months ended in 2006 consist of the following:

		Three Months
	Year Ended	Ended
	12/31/2005	03/31/2006
		(unaudited)
Current income tax payable:
Federal	$186,000	$49,787
State	31,835	—

Total Current	217,835	49,787
Deferred income tax payable (receivable)
Federal	1,599,898	(399,451)
State	158,806	(59,855)

Total Deferred	1,758,704	(459,306)

Income tax expense (benefit)	$1,976,539	$(409,519)

Temporary differences comprising the net deferred income tax asset (liabilities) were as follows:

		Three Months
	Year Ended	Ended
	12/31/2005	03/31/2006
		(unaudited)
Reserves for bad debt, equipment repair and warranty claims	$552,004	$607,670
Net operating loss carryover	—	405,381

Deferred tax asset	$552,004	$1,013,051

Amortization of goodwill	(82,800)	(84,541)

Deferred tax liabilities	$(82,800)	$(84,541)

These temporary differences will result in taxable or deductible amounts in future years when the reported amounts of the assets or liabilities are recovered or settled. The deferred tax assets are reviewed periodically for recoverability and valuation allowances are provided as necessary. The Company believes that it is more likely than not that the deferred tax assets will be realized and no valuation allowance has been recognized.
Note 9. Uncompleted Construction Contracts
Costs, estimated earnings and billings on uncompleted construction management contracts as of December 31, 2005 and March 31, 2006 are summarized as follows:

	12/31/2005	03/31/2006
		(unaudited)
Costs incurred on uncompleted contracts	$87,851,421	$84,435,757
Estimated earnings	5,289,090	4,271,099

	93,140,511	88,706,856

Billings to date	(93,153,649)	(88,772,836)

	$(13,138)	$(65,980)

The following billings in excess of construction costs and costs in excess of billings are included in the accompanying combined balance sheets under the following captions:

	12/31/2005	03/31/2006
		(unaudited)
Other assets:
Costs and estimated earnings in excess of billings on uncompleted contracts	$303,390	$199,030

Other liabilities:
Billings in excess of costs and estimated earnings on uncompleted contracts	(316,528)	(265,010)

	$(13,138)	$(65,980)

Note 10. Deferred Compensation Plan and Incentive Compensation
The employees of the Company participate in a 401(k) plan covering substantially all eligible employees with more than three months of continuous service and are age twenty-one or older. Contributions to the plan by the employees are limited to a maximum of 20% of participant compensation with matching employer contributions equal to 50% of the first 10% that a participant contributes. Additional amounts may be contributed at the option of the Company’s Board of Directors. The Company contributed approximately $322,000 for the year ended December 31, 2005 and $98,600 (unaudited) for the three months ended March 31, 2006.

Under the terms of a stock option plan for senior management, the Company is authorized to issue options for Company shares at a price based on a multiple of the Company’s previous year’s earnings before interest, taxes, depreciation and amortization. The options, which expire 10 years after the original grant date, vest to senior management in annual increments. No options vested in 2005. A total of 559 options were vested as of December 31, 2004. During 2005 the plan was terminated.
Note 11. Subsequent Events
On January 6, 2006, Codina Group, Inc. announced that Codina Group, Inc. and certain related property interests held directly and indirectly by Mr. Armando Codina had entered into various agreements to be acquired by Florida East Coast Industries, Inc.
In January 2006, Armando Codina entered into a contribution agreement with an affiliate of JPMorgan whereby the affiliate of JPMorgan agreed to become a partner in the construction and development of the Burger King Headquarters building upon the achievement of certain milestones. The milestones include the construction of the Gables Office building, the relocation of the City National Bank branch from the Burger King Building site into the Coral Gables Building, and the purchase of the Burger King Building land. Prior to entering into the joint venture, the affiliate of JPMorgan had agreed to fund pre-development costs, however the costs must be repaid if the affiliate of JPMorgan does not ultimately join the venture. The affiliate of JPMorgan will have a 70% ownership interest in the joint venture.
Note 12. Joint Venture Financial Information
The following is summary financial information of the unconsolidated joint ventures (Beacon Lakes) at December 31, 2005.

	Beacon
12/31/2005	Lakes
Total Assets	$75,596,904	(1)
Total Liabilities	$32,736,873	(2)
Operating Revenues	$8,316,544	(3)
Operating Expenses	($497,337	)(4)
Total Construction Commitments	$15,716,562
Debt Arrangements	$52,282,000	(5)

(1)	Primarily land, buildings and development in progress.

(2)	Includes outstanding debt of $30.4 million.

(3)	Includes land sales of $7.8 million.

(4)	Credit balance results from recording of expected insurance proceeds of $1.1 million related to hurricane costs. Repair costs from the hurricanes were incurred and recorded during 2006, as the repairs were completed.

(5)	$30 million Wells Fargo revolving credit facility and $22.3 million AMB Property, LP credit facility.
The Beacon Lakes project includes the Beacon Lakes Community Development District (CDD). This CDD has financing of $53.4 million from special assessment bonds (series 2003A) carrying an interest rate of 6.9% and a maturity date of May 2035.